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                                                                Exhibit 99.11(a)



                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No.33-7638 of MFS Series Trust I of our reports each dated October 4, 1996 appearing in the annual reports to shareholders for the year ended August 31, 1996, of MFS Managed Sectors Fund and MFS Cash Reserve Fund, each a series of MFS Series Trust I and to the references to us under the headings "Condensed Financial Information" in each Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.



                                                          DELOITTE & TOUCHE, LLP


Boston, Massachusetts
December 24, 1996